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| FORM 3 |       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

    NATIONAL WESTMINISTER BANK PLC
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        (Last)                      (First)                        (Middle)

    5-10 Great Tower Street, 3rd Floor
    ----------------------------------------------------------------------------
                                   (Street)

    London                       United Kingdom                     EC3P 3HX
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)             12/8/2000
                                                                  --------------

3.  I.R.S. Indemnification Number of Reporting Person, if an entity
    (voluntary)
                --------------

4.  Issuer Name and Ticker or Trading Symbol  Day Runner, Inc. (DAYR)
                                             -----------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ___ Director    ___ Officer               X 10% Owner    ___ Other
                                             ---
                        (give title below)                       (specify below)


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6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint/Group Filing (Check Applicable Line)

      X Form Filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

             Table I -- Non-Derivative Securities Beneficially Owned

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 1473 (3-99)

              TABLE II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of                             (Instr. 5)
                                  Year)                                                Derivative      Direct (D)
                              ----------------------------------------------------     Security        or In-
                               Date      Expira-                        Amount or                      direct (I)
                               Exer-     tion            Title          Number of                      (Instr. 5)
                               cisable   Date                           Shares
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Convertible Notes and PIK    2/1/2000    7/31/2002       Common Stock    3,200,000          $1.15            D
Interest Notes (CL)
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Explanation of Responses:





** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

                              /s/ Paul Sullivan                12/15/00
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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